EXHIBIT 10.33
                           KJS Investment Corporation
                 14010 Clubhouse Cir. Suite 1007 Tampa, Fl 33624
                                        (813) 265-2243

April 29, 1999

Mr. Frank M. Clark
President/CEO
Surgical Safety Products, Inc.
2018 Oak Terrace
Sarasota, Fl 34231

Dear Frank:

I enjoyed meeting with you and your management team discussing the future potential of Surgical Safety Products, Inc. (the Company). I believe the existing business with a few strategic alterations will make for an exciting story to convey to the capital markets. In this regard, the following is an overview of my services and cost associates with the development of your comprehensive business plan, as well as accessing the capital markets for growth capital.

Phase I

Through extensive assistance with Company management, KJS Investment Corporation
(KJS) will help direct Surgical Safety Products, Inc. moving forward. In this regard, KJS will make recommendations in positioning of the business plan for distribution to the capital markets. These recommendations will include but not be limited to possible business combinations, mergers, compressed timelines, etc.

Phase II



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1.   KJSwill identify the appropriate financial  institutions and distribute the final business plan accordingly.

2. KJSwill analyze all of the initial feedback received from the capital markets and will be instrumental in arranging meetings between the parties in which KJS representatives will attend.

3. KJSwill evaluate proposals received and provide management and analysis of each proposed transaction. KJS will also assist in the negotiations with these financial institutions as deemed appropriate.

The cost of services will be based on developing and distributing the plan. We estimate the cost for professional hours to be incurred related to Phase I to approximate $5,000, plus any out-of-pocket travel expenses (with approval by the Company). This estimate was given based upon our discussions to date, and is also dependent upon your continued efforts in the process and receipt of comprehensive information as requested. However, if the Company=s strategic goals are modified throughout the process, Phase I cost may deviate accordingly.

To offset the cost associated with Phase II of this engagement, KJS will receive an equity position in Surgical Safety Products, Inc. (based on current valuations) totaling 1.5% of the total dollars raised from the capital markets in the form of a spin-off IPO of the Company=s Oasis division. Further, KJS will take payment of 10% of any mezzanine financing done prior to the completion of the initial IPO of the Company by any source introduced by KJS.

In order for us to start this process, we will require that you sign, date, and return one of the two originals along with a retainer of $5,000 which will be applied to cover expenses incurred in this engagement by KJS. To fulfill the retainer requirements, KJS will accept a partial payment of 7000 shares of the Company=s common stock trading under the ticker symbol of SURG with a current bid price of $.50. In addition, upon introduction of a minimum of five institutional funding sources KJS will receive the remaining retainer in cash ($1,500).

As a condition precedent to this engagement, the undersigned specifically acknowledges and agrees that the work performed by KJS for the Company is for the exclusive use and benefit of the Company, and thereby does not constitute any representation, proposal or service for any person or entity other than the Company and that any information provided or services preformed by KJS are not to be relied on by any person or entity in dealing with the Company and shall not form the basis for any claim, including any possible claim for negligence or pursuant to any securities laws by anyone against KJS Investment Corporation.

I look forward to working with you in completing  this project.  If you have any
questions  or  require   clarification,   please  feel  free  to  contact  me  @
813-265-2243.

Sincerely,

/s/ Kevin Sakser
----------------
Kevin Sakser
President/CEO
KJS Investment Corp.

Signed this 5 Day of _April____ 1998
Acknowledged: /s/ Frank Clark
              ---------------
Title  ___CEO____